Exhibit 23.1




                           Consent of Independent Auditors

          We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-2 No. 33-57259) and related Prospectus of American Annuity Group, Inc. and to the incorporation by reference therein of our report dated March 13, 1995, with respect to the consolidated financial statements and schedules of American Annuity Group, Inc. and our report dated June 15, 1993 with respect to the financial statements of Great American Life Insurance Company included in the Annual Report (Form 10-K), as amended, for the year ended December 31, 1994 of American Annuity Group, Inc., filed with the Securities and Exchange Commission.





                                                  ERNST & YOUNG LLP

          Cincinnati, Ohio
          April 18, 1995